Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Formation
Hourglass Acquisition I, LLC	Delaware
Preferred Rocks USS Inc.	Delaware
Hourglass Holdings, LLC	Delaware
USS Holdings, Inc.	Delaware
U.S. Silica Company	Delaware
BMAC Services Co., Inc.	Delaware
Pennsylvania Glass Sand Corporation	Delaware
The Fulton Land and Timber Company	Pennsylvania
Ottawa Silica Company	Delaware
Ottawa Silica Company, Ltd.	Quebec
Coated Sand Solutions, LLC	Delaware
Cadre Services Inc.	Delaware
Cadre Material Products, LLC	Texas
Fairchild Silica, LLC	Delaware
Utica Silica, LLC	Delaware